General Employment Enterprises, Inc.

Offer to Purchase for Cash
by
PSQ, LLC.
up to 2,500,000 Shares of its Common Stock
at a Purchase Price of $0.60 Per Share

The offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, June 27, 2009, unless the offer is extended.

April 13, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

PSQ, LLC (“PSQ”), a Kentucky limited liability company, is offering to purchase shares of the common stock of General Employment Enterprises, Inc., no par value. The offer is for the purchase of up to 2,500,000 shares at a price of $0.60 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

            Only shares properly tendered at prices at the purchase price and not properly withdrawn will be purchased. Shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions.

Upon the terms and subject to the conditions of the offer, if more than 2,500,000 shares have been properly tendered at prices at the purchase price selected by PSQ and not properly withdrawn before the Expiration Date, PSQ will purchase properly tendered shares on a pro rata basis with appropriate adjustments.  As a result, PSQ will purchase the same percentage of shares tendered from each tendering shareholder

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase date;

2.
The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender shares;

3.
The Notice of Guaranteed Delivery to be used to accept the offer and tender of shares pursuant to the offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis;

4.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5.	A return envelope addressed to Continental Stock Transfer & Trust Company, as Depositary for the offer.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, June 27, 2009 unless the offer is extended.

Neither PSQ nor any officer, director, shareholder, agent or other representative of PSQ will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer (other than as described in the Offer to Purchase). PSQ will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a nominee or in a fiduciary capacity. PSQ will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Letter of Transmittal.

In order to properly tender shares under the tender offer, a shareholder must do either (1) or (2) below:

(1)    Provide that the Depositary receives the following before the offer expires:

•	either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase; and

•
either (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an “Agent’s Message” of the type described in Section 3 of the Offer to Purchase in the case of a book-entry transfer or (c) an acknowledgment of the type described in Section 3 of the Offer to Purchase in the case of a tender through the Automated Tender Offer Program; and

•	any other documents required by the Letter of Transmittal.

(2)    Comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the offer should be addressed to Morrow and Co., LLC as Information Agent, (203) 658-9400 (banks and brokers please call) or (203) 658-9400 (all others call toll free at (800) 607-0088).

Nothing contained in this document or in the enclosed documents will make you or any other person an agent of PSQ, General Employment Enterprises, Inc., the Information Agent or the Depositary or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed and the statements contained in those documents.